                                 EMPLOYMENT AGREEMENT


This Employment Agreement is entered into as of August 26, 1996 by and between PRAEGITZER INDUSTRIES, INC., an Oregon corporation ("Praegitzer") and DANIEL J. BARNETT ("Barnett").

                                       RECITALS

    A. Barnett is an officer and shareholder of Trend Circuits, Inc., a California corporation ("Trend"), and has expertise and experience in the fabrication, assembly, and marketing of circuit boards and the business carried on by Trend and has developed certain products, technologies, and strategies for the benefit of Trend.

    B. Pursuant to a Merger Agreement dated as of August 19, 1996, Praegitzer and Trend agreed to merge, with Praegitzer as the surviving corporation (the "Merger").

    C. Praegitzer wishes to continue the services of Barnett, and Barnett is willing to serve Praegitzer, on the terms and conditions set forth herein.


                                      AGREEMENT


ARTICLE 1.    EMPLOYMENT

    1.1 TERM. Praegitzer agrees to employ Barnett as Senior Vice President, and Barnett agrees to serve as Senior Vice President, for a term of at least two years starting on the closing date of the Merger and continuing thereafter unless terminated in accordance with the termination provisions of Article 10.

    1.2 DUTIES. Barnett accepts employment with Praegitzer on the terms and conditions set forth in this Agreement, and agrees to devote his full time and attention (reasonable periods of illness excepted) to the performance of his duties under this Agreement. Barnett shall perform the specific duties and shall exercise the specific authority assigned to him from time to time by the Board of Directors, Chief Executive Officer, or President of Praegitzer, which shall be consistent with duties generally assigned to senior executives of Praegitzer. In performing his duties, Barnett shall be subject to the direction and control of the Chief Executive Officer and President of Praegitzer. Barnett further agrees that in all aspects of his employment, he shall comply with the reasonable instructions, policies, and rules of Praegitzer established from time to time, and shall perform his duties faithfully, intelligently, to the best of his ability, and in the best interest of Praegitzer. Barnett's devotion of reasonable periods of time to personal purposes, outside business activities, or charitable



PAGE 1 - EMPLOYMENT AGREEMENT (DANIEL J. BARNETT) activities shall not be deemed a breach of this Agreement, if such purposes or activities do not violate the Noncompetition Agreement between Praegitzer and Barnett of even date or materially interfere with the services he is required to render to or on behalf of Praegitzer.

    1.3 DIRECTORSHIP. If elected by the shareholders of Praegitzer, Barnett shall serve as a director of Praegitzer. Barnett shall be paid compensation for his services as a director in an amount equal to that paid other directors who are also employed by Praegitzer.

ARTICLE 2.    COMPENSATION

    2.1 BASE COMPENSATION; BONUS. In consideration of all services to be rendered by Barnett to Praegitzer, Praegitzer shall pay to Barnett base compensation of $150,000 per year, payable in accordance with the salary payment policy of Praegitzer. As further compensation, Praegitzer shall pay a bonus to Barnett in accordance with Praegitzer's standard policies. If at the end of each quarter during the first two years of this Agreement the total salary and bonus paid to Barnett by Praegitzer is less than an annualized rate of $200,000, Praegitzer shall pay Barnett an amount equal to the difference. Praegitzer may also pay Barnett bonuses at such times and in such amounts as the Board of Directors of Praegitzer determines in its sole discretion; provided, however, that after the second year, this Agreement shall not be construed to require the Board of Directors of Praegitzer to pay any bonus to Barnett.

    2.2 OTHER BENEFITS. Base compensation and bonuses paid to Barnett shall be in addition to any contribution made by Praegitzer for the benefit of Barnett to any qualified retirement plan maintained by Praegitzer for the benefit of its employees. Praegitzer shall provide to Barnett and Barnett's family the same benefits that Praegitzer provides to other executive employees and their families, subject to Barnett's satisfaction of the eligibility conditions for such benefits.

    2.3 STOCK OPTIONS. Effective with the execution of this Agreement, Barnett shall be granted options to acquire 18,537 shares of the common stock of Praegitzer at the last sale price per share reported on the Nasdaq National Market System on the day this Agreement is executed (or if such day is not a trading day, on the next preceding trading day), and otherwise on the terms that stock options are granted to employees of Praegitzer generally pursuant to the Praegitzer Stock Incentive Plan. The options will be Incentive Stock Options to the extent possible.

ARTICLE 3.    EXPENSES

    Barnett shall be entitled to reimbursement from Praegitzer for reasonable expenses necessarily incurred by him in performing his duties under this Agreement, on presentation of vouchers indicating in reasonable detail the amount and business purpose of each such expense and on compliance with the other requirements of Praegitzer's expense reimbursement policy.


PAGE 2 - EMPLOYMENT AGREEMENT (DANIEL J. BARNETT)

ARTICLE 4.    VACATION; ILLNESS

    4.1 VACATION. Subject to the approval of time by the Board of Directors of Praegitzer, Barnett shall be entitled to one or more vacations totaling 30 working days in each calendar year. Any unused vacation time shall be carried over to future years.

    4.2 ILLNESS. Subject to Section 10.1(b)(2), Barnett shall receive full compensation for any period of illness or incapacity during the term of this Agreement.


ARTICLE 5.    FACILITIES AND PERSONNEL

    Barnett shall be given a private office, secretarial services, and other facilities, supplies, and services needed to perform his duties under this Agreement.

ARTICLE 6.    RELOCATION

    Praegitzer may not require Barnett to relocate his residence from the San Jose, California area without his consent. However, Praegitzer may require Barnett to travel to Praegitzer's headquarters in Dallas, Oregon or elsewhere at reasonable times and as reasonably required to perform his duties under this Agreement.

ARTICLE 7.    NONCOMPETITION

    Barnett shall enter into a Noncompetition Agreement with Praegitzer, dated as of the date of this Agreement, and perform his obligations and covenants thereunder.

ARTICLE 8.    PATENTS AND PATENT APPLICATIONS

    All patents or patent applications now held in Barnett's name, or that may be granted or made during the term of this Agreement, are hereby acknowledged and declared by Barnett to be held in trust for the sole use and benefit of Praegitzer, and Barnett shall not be entitled to transfer, convey, assign, encumber, or otherwise dispose of any such proprietary rights without Praegitzer's prior written consent. Barnett shall execute and deliver to Praegitzer on request any transfer documents needed to show Praegitzer's ownership of proprietary rights developed by Barnett either before or during the term of this Agreement for the use and benefit of Trend and Praegitzer.

ARTICLE 9.    REPRESENTATION AND WARRANTY OF BARNETT

    Barnett represents and warrants to Praegitzer that there is no employment contract or any other contractual obligation to which he is subject that prevents him from entering into this Agreement or from performing fully his duties under this Agreement.

PAGE 3 - EMPLOYMENT AGREEMENT (DANIEL J. BARNETT)

ARTICLE 10.   TERMINATION OF EMPLOYMENT

    10.1 CAUSES FOR TERMINATION OF EMPLOYMENT. Praegitzer's employment of Barnett may be terminated as follows:

         (a)  After two years from the date of this Agreement, either
Praegitzer or Barnett may terminate the employment of Barnett for any reason and without cause by giving 30 days' prior written notice to the other, provided, however, that Praegitzer may pay to Barnett 60 days' base compensation in lieu of giving such notice.

         (b) Praegitzer shall have the right to terminate Barnett's employment at any time, without notice and without payment of compensation in lieu of notice, under any of the following conditions:

              (i) For cause, including, but not limited to, (i) any form of dishonesty, criminal conduct, unethical business practice, or conduct involving moral turpitude connected with Barnett's employment or that otherwise reflects adversely on Praegitzer's reputation or operations in a material way; (ii) unauthorized expenditure of Praegitzer's funds or misappropriation of Praegitzer's assets; (iii) conviction of any felony; (iv) Barnett's refusal to comply with Praegitzer's reasonable instructions, policies, or rules after written notice of such noncompliance; (v) continued neglect or willful misconduct by Barnett with respect to his duties and obligations under this Agreement, or continued or repeated absence from employment during usual working hours; (vi) any material breach, which breach continues after notice and a reasonable opportunity to cure, of Barnett's obligations under this Agreement or the Noncompetition Agreement; or (vii) habitual use of alcohol or drugs.

              (ii) Barnett has suffered a disability as a result of illness, accident, or other cause and is unable to perform a substantial portion of his usual duties of employment for a total (consecutive or cumulative) of 180 days in any twelve-month period after the date the disability commenced.

         (c) Barnett shall have the right to terminate his employment with Praegitzer for any material breach of Praegitzer's obligations under this Agreement, which breach continues after notice and a reasonable opportunity to cure.

    10.2 DEATH. This Agreement and Barnett's employment with Praegitzer shall terminate automatically on Barnett's death.

    10.3 EFFECT OF TERMINATION; SEVERANCE PAY. On termination of employment, Barnett (or Barnett's estate in the event of Barnett's death) shall receive Barnett's base compensation prorated through the effective date of termination of employment, plus any other compensation due under this Article 10, and any other payments, including, but not limited to, earned vacation pay, to which Barnett is entitled under Praegitzer's policies. If this Agreement is

PAGE 4 - EMPLOYMENT AGREEMENT (DANIEL J. BARNETT) terminated in the first two years of its term by Praegitzer without cause, as defined in Section 10.1(b)(i), or by Barnett pursuant to Section 10.1(c), Praegitzer shall pay to Barnett, in addition to any other sums due hereunder through the date of such termination, severance pay equal to Barnett's base compensation hereunder for the lesser of (i) one year, or (ii) the time remaining until the expiration of two years after the date of this Agreement.

ARTICLE 11.   MISCELLANEOUS PROVISIONS

    11.1 BINDING EFFECT. This Agreement shall be binding on and inure to the benefit of the parties and their heirs, personal representatives, successors, and assigns.

    11.2 ASSIGNMENT. Barnett shall not assign any rights or delegate any duties under this Agreement.

    11.3 AMENDMENT, WAIVER, ETC. The terms of this Agreement may be amended or waived only by an instrument in writing signed by the party against which enforcement of such amendment or waiver is sought. Any waiver of any term of this Agreement or any breach hereof shall not operate as a waiver of any other such term, condition or breach, and no failure to enforce any provision hereof shall operate as a waiver of such provision or of any other provision hereof.

    11.4 HEADINGS. The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

    11.5 JURISDICTION; GOVERNING LAW. The construction and performance of this Agreement will be governed by the laws of the State of Oregon (except for the choice of law provisions thereof).

    11.6 NOTICES. Any notice, demand or request required or permitted to be given under this Agreement (i) shall be in writing; (ii) shall be delivered personally, including by means of facsimile or courier, or mailed by registered or certified mail, postage prepaid and return receipt requested; (iii) shall be deemed given on the date of personal delivery or on the date set forth on the return receipt; and (iv) shall be delivered or mailed to the addresses or facsimile numbers set forth below or to such other address as any party may from time to time direct:


PAGE 5 - EMPLOYMENT AGREEMENT (DANIEL J. BARNETT)

         PRAEGITZER:    Praegitzer Industries, Inc.
                        1270 S.E. Monmouth Cut-Off Road
                        Dallas, OR 97338-9532
                        Phone: 503-623-9273
                        Fax: 503-623-3403
                        Attn: Mr. Robert L. Praegitzer
                              President, Chief Executive Officer, and Chairman

         Copies to:     Stoel Rives LLP
                        Standard Insurance Center
                        900 S.W. Fifth Avenue, Suite 2300
                        Portland, OR 97204-1268
                        Phone: 503-224-3380
                        Fax: 503-220-2480
                        Attn: Stephen E. Babson

         BARNETT:       Daniel J. Barnett
                        20677 Rome Drive
                        San Jose, CA 95120

    11.7 ATTORNEYS' FEES. If suit or action is filed by any party to enforce the provisions of this Agreement, or otherwise with respect to the subject matter of this Agreement, the substantially prevailing party shall be entitled to recover reasonable attorneys' fees as fixed by the court and, if any appeal is taken, reasonable attorneys' fees as fixed by the appellate court.

    11.8 ENTIRE AGREEMENT. This Agreement and the Noncompetition Agreement embody the entire agreement and understanding of the parties regarding Barnett's employment with Praegitzer and supersede any and all prior agreements, arrangements, and understandings relating to the matter.

    11.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute a single instrument.


PAGE 6 - EMPLOYMENT AGREEMENT (DANIEL J. BARNETT)

    11.10 SEVERABILITY. If any provision of this Agreement shall be invalid or unenforceable in any respect for any reason, the validity and enforceability of any such provision in any other respect and of the remaining provisions of this Agreement shall not be in any way impaired.


PRAEGITZER INDUSTRIES, INC.



By:
    -----------------------------        -----------------------------
     Matthew J. Bergeron                     DANIEL J. BARNETT
     Senior Vice President and
     Chief Financial Officer



PAGE 7 - EMPLOYMENT AGREEMENT (DANIEL J. BARNETT)